Exhibit 99.1

Microvision Reports Record Revenue for Fourth Quarter and FY 2001; Revenue Increases 48% for the Fourth Quarter; Up 33% for the Year

        BOTHELL, Wash., Mar 7, 2002 (BUSINESS WIRE)—Microvision, Inc. (Nasdaq:MVIS), a leader in light scanning technologies, today reported financial results for the fourth quarter and full year of 2001.

        Revenue for the fourth quarter of 2001 rose 48% to $4.3 million compared to $2.9 million for the same period in 2000. Revenue for the twelve months ended December 31, 2001 increased 33% to $10.8 million compared to $8.1 million for the same period in 2000. Revenue for both the fourth quarter of 2001 and the full year were the highest in the Company's history.

        For the three months ended December 31, 2001, Microvision reported a consolidated net loss of $7.8 million or $.61 per share compared to a net loss of $6.9 million or $.58 per share for the same period in 2000. For the year ended December 31, 2001, the Company reported a consolidated net loss of $34.8 million or $2.85 per share compared to a consolidated net loss of $26.6 million or $2.33 per share for the same period in 2000. Consolidated results include Microvision, Inc. and the company's subsidiary, Lumera Corporation. For the three months and twelve months ended December 31, 2001, the portion of the consolidated loss attributable to Lumera was $100,000 or $.01 per share and $3.0 million or $.25 per share, respectively, compared to $2.2 million or $.19 per share and $2.9 million or $.25 per share for the three and twelve months ended December 31, 2000, respectively.

        The Company, including Lumera, ended the year with $33.7 million in cash, cash equivalents and investment securities and a contract backlog of $6.8 million.

        "We have just completed the most successful year in Microvision's history, achieving significant product milestones and recording record revenue for the fourth quarter and the full year," said Microvision CEO Rick Rutkowski. "2001 was also a year in which we undertook the development of compelling products featuring Microvision's proprietary microscanning and electro-optics technology: the recently-launched Nomad personal display and the soon-to-be-launched Flic personal barcode scanner. Early in the year, we completed a $24 million funding for our Lumera subsidiary with Cisco as lead investor, and we continue to look forward to developments from Lumera in the future as they develop powerful products based on their proprietary electro-optic polymer technology."

        "During the first months of this year, we successfully completed the pilot production, vendor quality assurance and field qualification for the commercial launch of our Nomad display system, and are now ramping production to support growing and more visible demand for the product. We continue to receive excellent feedback from the first Nomad units delivered to customers, and to see growing quotation activity from our direct sales effort. We are also having early successes in signing qualified channel partners to address a variety of market opportunities for the Nomad display, and expect to execute a number of additional channel partnerships this quarter and next."

        "Since first introducing a pre-production prototype of our Flic personal barcode scanner in November, we have had a strong response from both channel partners and several potential OEM partners, as well as from large potential end-users. We continue to target a mid-year commercial launch, and we look forward to reporting on further developments with OEM and channel partners leading up to the product launch. Early indications suggest that we may see robust sales activity from Flic during the second half of this year."

        "In addition to the launch of two commercial products this year, we continue to make significant progress in developing powerful technology to address the potential for high volume consumer display applications. Our recent prototypes are notable for their extraordinary image quality. Featuring full SVGA (800 X 600) resolution, the display's color saturation and color gamut are both superior to other miniature displays. Dynamic range has been tested at greater than 50,000 to 1, pointing the way to contrast ratios in excess of 200 to 1, and we are just getting started. Through partnerships with Wahlsin Lihwa and others, we believe that we can produce these superior quality displays for much lower costs than competing miniature displays. We fully expect to develop additional strategic relationships in higher volume product categories such as digital cameras, and consumer and enterprise mobile communications devices.

        We are also progressing with our development of laser-scanning cameras for a variety of image capture applications, ranging from two-dimensional barcode readers to machine vision systems and advanced medical scopes. Interest from prospective partners in a variety of image capture applications and products continues to grow, and we expect additional partnering developments relating to these future products as well.

        During the year we delivered prototype systems of unique laser-scanning projection systems to leading automobile manufacturers. The systems have been very well received, and we currently anticipate that we will soon be able to report on one or more projects that will continue this work.

        Our ongoing contract work for the U.S. military has achieved unmatched technical successes in terms of overall system performance. New contracts initiated late in 2001 have broadened the scope of our funded projects to include developments that build on and leverage our ongoing work in the category of wearable displays for military surgeons, medics and dismounted troops, in addition to our work with the Army on helmet mounted displays for rotorcraft. We expect to announce several new contract awards in the weeks ahead.

        "We expect revenue for the first quarter of 2002 to be in the range of $3.5 million, by far the best first quarter in our history, and a substantial increase compared to the same period last year. We continue to target triple digit growth for 2002, with revenue for the year increasing in the range of 125% to 150% versus 2001. Revenue growth in Q2 through Q4 is expected to benefit from increasing sales and production volumes of the Nomad display as well as the introduction of the Flic barcode scanner product at the end of Q2."

Conference Call

        Microvision will host a conference call to discuss its fourth quarter and full year 2001 financial results at 8:00 a.m. PT. Participants may join the conference call by dialing 800/997-8642 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 973/694-6836. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.mvis.com. A telephone replay of the call will be available through 11:00 p.m. ET March 14, 2002 and can be accessed by dialing 800/428-6051 (for U.S. participants) or 973/709-2089 (for international participants). The confirmation code is 234191.

About Microvision

        Headquartered in Bothell, Wash., Microvision, Inc. is the developer of the proprietary Retinal Scanning Display technology and a world leader in micro miniature optical scanning technology for display and imaging applications. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer information products. Additional information can be found at the company's Web site at http://www.mvis.com.

About Lumera

        As a subsidiary of Microvision, Inc., Lumera is a leader in the development of electro-optic devices based on proprietary optical polymers. The company plans to deliver superior and unique component solutions to optical systems suppliers. Lumera plans to supply standard and custom components to systems providers in multiple high-growth product categories. Additional information can be found at Lumera's Web site at http://www.lumera.com.

Forward-Looking Statements Disclaimer

        Certain statements contained in this release, including projections of revenues, income, expenses, and loss, plans for product development, future operations, and financing needs or plans, as well as statements containing words like "believe," "anticipate," "estimate," "intend," "seek," "expect," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including in its Annual Report on 10-K for the year ended December 31, 2000 and its Quarterly Reports on Form 10-Q.

Microvision, Inc.

Consolidated Balance Sheet

(In thousands)

	December 31, 2001	December 31, 2000
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$15,587	$7,307
Investment securities, available-for-sale	18,065	33,410
Accounts receivable, net	1,712	1,033
Costs and estimated earnings in excess of billings on uncompleted contracts	1,584	2,116
Inventory, net	99	—
Current restricted investments	102	1,125
Other current assets	2,302	976

Total current assets	39,451	45,967
Long-term investment, at cost	624	624
Property and equipment, net	8,960	7,516
Restricted investments	1,434	951
Receivables from related parties	2,252	1,000
Other assets	1,334	114

Total assets	$54,055	$56,172

Liabilities, Minority Interest and Shareholders' Equity
Current Liabilities
Accounts payable	$1,613	$1,974
Accrued liabilities	4,298	2,359
Allowance for estimated contract losses	155	295
Billings in excess of costs and estimated earnings on uncompleted contracts	60	419
Current portion of capital lease obligations	170	317
Current portion of long-term debt	57	52

Total current liabilities	6,353	5,416
Capital lease obligations, net of current portion	61	182
Long-term debt, net of current portion	232	290
Deferred rent, net of current portion	259	242

Total liabilities	6,905	6,130

Commitments and Contingencies	—	—
Minority Interest	14,824	—

Shareholders' Equity
Common stock and paid-in capital	135,954	120,506
Deferred compensation	(2,803)	(4,378)
Subscriptions receivable from related parties	(321)	(403)
Accumulated other comprehensive income	427	454
Accumulated deficit	(100,931)	(66,137)

Total shareholders' equity	32,326	50,042

Total liabilities, minority interest and shareholders' equity	$54,055	$56,172

Microvision, Inc.

Consolidated Statement of Operations

(In thousands, except earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
	(Unaudited)		(Unaudited)
Revenue	$4,251	$2,865	$10,762	$8,121
Cost of revenue	2,128	2,008	6,109	6,076

Gross margin	2,123	857	4,653	2,045

Research and development expense	7,410	5,669	31,899	19,520
Marketing, general and administrative expense	3,536	2,465	14,356	10,475
Non-cash compensation expense	664	441	2,533	1,592

Total operating expenses	11,610	8,575	48,788	31,587

Loss from operations	(9,487)	(7,718)	(44,135)	(29,542)
Interest income	541	837	2,523	3,105
Interest expense	(22)	(31)	(92)	(164)
Realized gain on sale of investment securities	21	—	316	—

Loss before minority interests	(8,947)	(6,912)	(41,388)	(26,601)
Minority interests in loss of consolidated subsidiary	1,137	—	6,594	—

Net loss	$(7,810)	$(6,912)	$(34,794)	$(26,601)

Net loss per share before non-cash compensation expense	$(0.56)	$(0.54)	$(2.64)	$(2.19)
Non-cash compensation expense	(0.05)	(0.04)	(0.21)	(0.14)

Net loss per share—basic and diluted	$(0.61)	$(0.58)	$(2.85)	$(2.33)

Weighted-average shares outstanding—basic and diluted	12,892	11,855	12,200	11,421

CONTACT: Microvision, Inc.
Brian Heagler (investors), 425/415-6794
brian_heagler@mvis.com
or
Matt Nichols (media), 425/415-6852
matt_nichols@mvis.com
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